Exhibit 10.3

GLOBAL RESTRICTED SHARE UNIT AWARD AGREEMENT
FOR CONSULTANTS
UNDER BEIGENE, LTD.
 2016 SHARE OPTION AND INCENTIVE PLAN

Name of Grantee:	_____________________________________

No. of Restricted Share Units:	____________________

Grant Date:	____________________

Pursuant to the BeiGene, Ltd. 2016 Share Option and Incentive Plan as amended through the date of grant (the “Plan”), and this Global Restricted share Unit Award Agreement for Consultants, including any special terms and conditions for the Grantee’s country set forth in the appendix attached hereto (the “Appendix” and together with the Global Restricted Share Unit Award Agreement, the “Agreement”) BeiGene, Ltd., an exempted company incorporated in the Cayman Islands with limited liability, (the “Company”) hereby grants an award of the number of Restricted Share Units listed above (an “Award”) to the Grantee named above.  Each Restricted Share Unit shall relate to one ordinary share, par value US$0.0001 per share (the “Ordinary Shares”) of the Company.  The Ordinary Shares may be represented by American Depositary Shares (“ADSs”), and each ADS represents 13 Ordinary Shares. References herein to the issuance of Ordinary Shares shall also refer to the issuance of ADSs on the same basis of one ADS for every 13 Ordinary Shares.  Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless defined differently herein.
1.         Restrictions on Transfer of Award.  This Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Grantee, and any Ordinary Shares issuable with respect to the Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of until (i) the Restricted Share Units have vested as provided in Paragraph 2 of this Agreement and (ii) Ordinary Shares have been issued to the Grantee in accordance with the terms of the Plan and this Agreement.
2.     Vesting of Restricted Share Units.  The restrictions and conditions of Paragraph 1 of this Agreement shall lapse on the date(s) specified in the following schedule (the “Vesting Date”) so long as the Grantee remains in a service relationship as a Consultant of the Company or a Subsidiary until and on such dates.  If a series of Vesting Dates is specified, then the restrictions and conditions in Paragraph 1 shall lapse only with respect to the number of Restricted Share Units specified as vested on such date.

Incremental Number of Restricted Share Units Vested	Vesting Date

_____________ (___%)	_______________
_____________ (___%)	_______________
_____________ (___%)	_______________
_____________ (___%)	_______________
In determining the number of vested Restricted Share Units at the time of any vesting, the number of Ordinary Shares shall be rounded down to the nearest whole ADS or the nearest increment of 13 Ordinary Shares.
The Administrator may at any time accelerate the vesting schedule specified in this Paragraph 2.
3.         Termination of Service Relationship as a Consultant.
    (a)     If the Grantee’s service relationship with the Company or a Subsidiary as a Consultant terminates for any reason (including death or disability) prior to the satisfaction of the vesting conditions set forth in Paragraph 2 above, any Restricted Share Units that have not vested as of such date shall automatically and without notice terminate and be forfeited, and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such unvested Restricted Share Units.
(b)     For purposes of the Restricted Share Units, the Grantee’s service relationship as a Consultant shall be considered terminated as of the date the Grantee is no longer actively providing services to the Company or any of its Subsidiaries (regardless of the reason for such termination and whether or not later found to be invalid or in breach of labor laws in the jurisdiction where the Grantee is rendering services as a Consultant or the terms of the Grantee’s service agreement, if any) and such date will not be extended by any notice period (e.g., the date would not be delayed by any contractual notice period or any period of “garden leave” or similar period mandated under laws in the jurisdiction where the Grantee is rendering services as a Consultant or the terms of the Grantee’s service agreement, if any). The Administrator shall have the exclusive discretion to determine when the Grantee is no longer actively providing services for purposes of the Restricted Share Units (including whether the Grantee may still be considered to be providing services while on a leave of absence).
4.         Issuance of Ordinary Shares.  As soon as practicable following the Vesting Date (but in no event later than two and one-half (2.5) months after the end of the year in which the Vesting Date occurs), the Company shall issue to the Grantee the number of Ordinary Shares equal to the aggregate number of Restricted Share Units that have vested pursuant to Paragraph 2 of this Agreement on such date and the Grantee shall thereafter have all the rights of a shareholder of the Company with respect to such Ordinary Shares.
5.         Incorporation of Plan.  Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan.
6.     Responsibility for Taxes. The Grantee acknowledges that, regardless of any action taken by the Company or, if different, the Subsidiary retaining the Grantee (the “Service Recipient”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax‑related items related to the Grantee’s participation in the Plan and legally applicable to the Grantee (“Tax-Related Items”) is and remains the Grantee’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Service Recipient. The Grantee further acknowledges that the Company and/or the Service Recipient (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Share Units, including, but not limited to, the grant, vesting or settlement of the Restricted Share Units, the subsequent sale of Ordinary Shares acquired pursuant to such settlement and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Restricted Share Units to reduce or eliminate the Grantee’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Grantee is subject to Tax-Related Items in more than one jurisdiction, the Grantee acknowledges that the Company and/or the Service Recipient (or former service recipient, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(a)Prior to any relevant taxable or tax withholding event, as applicable, the Grantee agrees to make adequate arrangements satisfactory to the Company and/or the Service Recipient to satisfy all Tax-Related Items. In this regard, the Grantee authorizes the Company (or its designated agent) to satisfy any applicable withholding obligations with regard to all Tax-Related Items by withholding from the proceeds the sale of Ordinary Shares acquired upon settlement of the Restricted Share Units either through a voluntary sale or through a mandatory sale arranged by the Company (on the Grantee’s behalf pursuant to this authorization without further consent). As of the date hereof, the Grantee certifies that this Agreement is entered into in good faith and not part of a plan or scheme to evade the prohibitions of rule 10b5-1 of the Exchange Act or any other securities law.
(b)Alternatively, the Company and/or the Service Recipient, or their respective agents, at their discretion, are authorized to satisfy any applicable withholding obligations with regard to all Tax-Related Items by (i) withholding from the Grantee’s wages or other cash compensation paid to the Grantee by the Company and/or the Service Recipient; or (ii) withholding from Ordinary Shares to be issued to the Grantee upon settlement of the Restricted Share Units; or (iii) any other method of withholding determined by the Company and permitted by applicable law; provided, however, that that if the Grantee is a Section 16 officer of the Company under the Exchange Act, then Tax-Related Items, if any, shall be withheld as described in subsection (a) of this Paragraph 6.
(c)Depending on the withholding method, the Company and/or the Employer may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum rates applicable in the Grantee's jurisdiction in which case the Grantee may receive a refund for any overwithheld tax in cash and will not have any right to the Ordinary Shares. If the obligation for Tax-Related Items is satisfied by withholding in Ordinary Shares, for tax purposes, the Grantee is deemed to have been issued the full number of Ordinary

Shares subject to the vested Restricted Share Units, notwithstanding that a number of the Ordinary Shares is held back solely for the purpose of paying the Tax-Related Items.
(d)    While this Agreement is in effect, the Grantee agrees (i) not to enter into or alter any corresponding or hedging transaction or position with respect to the securities covered by this Agreement (including, without limitation, with respect to any securities convertible or exchangeable into Ordinary Shares) and (ii) not to attempt to exercise any influence over how, when or whether to effect the withholding and sale of Ordinary Shares pursuant to this Paragraph 6. The Grantee agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Grantee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Ordinary Shares, or the proceeds of the sale of Ordinary shares, if the Grantee fails to comply with his or her obligations in connection with the Tax-Related Items.
7.    Section 409A of the Code.  This Agreement shall be interpreted in such a manner that all provisions relating to the settlement of the Award are exempt from the requirements of Section 409A of the Code as “short-term deferrals” as described in Section 409A of the Code.
8.         No Obligation to Continue Service Relationship. Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Grantee in a service relationship with the Company or a Subsidiary and neither the Plan nor this Agreement shall interfere in any way with the right of the Service Recipient to terminate the service relationship of the Grantee at any time.
9.    Nature of Grant. In accepting the Award, the Grantee acknowledges, understands and agrees that:
    (a)    the Plan is established voluntarily by the Company, it is discretionary in nature, and may be amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
    (b)    the grant of the Restricted Share Units is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Share Units, or benefits in lieu of Restricted Share Units, even if Restricted Share Units have been granted in the past;
(c)    all decisions with respect to future Restricted Share Units or other grants, if any, will be at the sole discretion of the Company;
    (d)    the Grantee is voluntarily participating in the Plan;
    (e)    the grant of the Restricted Share Units does not establish a service relationship between the Grantee and the Company; the future value of the Ordinary Shares underlying the Restricted Share Units is unknown, indeterminable, and cannot be predicted with certainty;
(f)    no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Share Units resulting from the termination of the Grantee’s service relationship (for any reason whatsoever, whether or not later found to be invalid or in breach of labor laws in the jurisdiction where the Grantee is providing services or the terms of the Grantee’s service agreement, if any);
(g)    unless otherwise provided in the Plan or by the Company in its discretion, the Restricted Share Units and the benefits evidenced by this Agreement do not create any entitlement to have the Restricted Share Units or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Ordinary Shares; and
(h)    if the Grantee resides and/or works in a country outside the United States, the following shall apply:
(i)the Restricted Share Units and any Ordinary Shares subject to the Restricted Share Units, and the income from and value of same, are not part of normal or expected compensation for any purpose;
(ii)neither the Company, the Service Recipient nor any other Subsidiary shall be liable for any foreign exchange rate fluctuation between the Grantee’s local currency and the United States Dollar that may affect the value of the Restricted Share Units or of any amounts due to the Grantee pursuant to the settlement of the Restricted Share Units or the subsequent sale of any Ordinary Shares acquired upon settlement.
8.         Integration.  This Agreement constitutes the entire agreement between the parties with respect to this Award and supersedes all prior agreements and discussions between the parties concerning such subject matter.

9.    Appendix. Notwithstanding any provision of this Global Restricted Share Unit Award Agreement for Consultants, if the Grantee resides in a country outside the United States or is otherwise subject to the laws of a country other than the United States, the Restricted Share Units shall be subject to the special terms and conditions set forth in the Appendix for the Grantee’s country, if any. Moreover, if the Grantee relocates to one of the countries included in the Appendix during the term of the Restricted Share Units, the terms and conditions for such country shall apply to the Grantee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix forms part of this Agreement.
10.    Language. The Grantee acknowledges that he or she is proficient in the English language and understands the terms of this Agreement. If the Grantee has received this Agreement, or any other documents related to the Restricted Share Units and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
11.    Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.
12.    Waivers. The Grantee acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Grantee or any other Grantee.
13.    Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Cayman Islands, applied without regard to conflict of law principles.
14.    Venue. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the courts of the Cayman Islands, and no other courts, where this grant is made and/or to be performed, and no other courts.
15.    Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
16.    Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Restricted Share Units and the Ordinary Shares acquired upon settlement of the Restricted Share Units, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Grantee to accept any additional agreements or undertakings that may be necessary to accomplish the foregoing.
17.    Electronic Delivery and Acceptance of Documents. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company, or any third party designated by the Company.
18.    Insider Trading Restrictions / Market Abuse Laws. By accepting the Restricted Share Units, the Grantee acknowledges that he or she is bound by all the terms and conditions of any Company’s insider trading policy as may be in effect from time to time. The Grantee further acknowledges that, depending on the Grantee’s country, the broker's country or the country in which the Ordinary Shares or ADSs are listed, the Grantee may be or may become subject to insider trading restrictions and/or market abuse laws which may affect the Grantee’s ability to accept, acquire, sell or otherwise dispose of Ordinary Shares, rights to Ordinary Shares (e.g., Restricted Share Units) or rights linked to the value of Ordinary Shares under the Plan during such times as the Grantee is considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Grantee placed before the Grantee possessed inside information.  Furthermore, the Grantee could be prohibited from (i) disclosing the inside information to any third party, which may include fellow service providers and (ii) “tipping” third parties or causing them otherwise to buy or sell securities.  Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any Company’s insider trading policy as may be in effect from time to time. The Grantee acknowledges that it is the Grantee’s responsibility to comply with any applicable restrictions, and the Grantee should speak to his or her personal advisor on this matter.
19.    Foreign Asset/Account, Exchange Control and Tax Reporting. Depending on the Grantee’s country, the Grantee may be subject to foreign asset/account, exchange control, tax reporting or other requirements which may affect the Grantee’s ability acquire or hold Restricted Share Units or Ordinary Shares under the Plan or cash received from participating in the Plan (including dividends and the proceeds arising from the sale of Ordinary Shares) in a brokerage/bank account outside the Grantee’s country. The applicable laws of the Grantee’s country may require that he or she report such Restricted Share Units,

Ordinary Shares, accounts, assets or transactions to the applicable authorities in such country and/or repatriate funds received in connection with the Plan to the Grantee’s country within a certain time period or according to certain procedures. The Grantee acknowledges that he or she is responsible for ensuring compliance with any applicable requirements and should consult his or her personal legal advisor to ensure compliance with applicable laws.

BEIGENE, LTD.

By:
Name:
Title:

The undersigned hereby agrees to the terms and conditions of the Agreement.  Electronic agreement pursuant to the Company’s instructions to the Grantee (including through an online acceptance process) is acceptable.

Dated:
Grantee’s signature

Name:

Grantee’s address:

[Signature Page to Global Restricted Share Unit Award Agreement for Consultants
under the 2016 Share Option and Incentive Plan]

appendix

GLOBAL RESTRICTED SHARE UNIT AWARD AGREEMENT
FOR CONSULTANTS
UNDER BEIGENE, LTD.
2016 SHARE OPTION AND INCENTIVE PLAN
Capitalized terms used but not defined in this Appendix shall have the same meanings assigned to them in the Plan and/or the Global Restricted Share Unit Award Agreement for Consultants (the “RSU Agreement”).
Terms and Conditions
This Appendix includes additional terms and conditions that govern the Restricted Share Units if the Grantee works and/or resides in one of the countries listed below. If the Grantee is a citizen or resident of a country other than the one in which the Grantee is currently working and/or residing (or is considered as such for local law purposes), or the Grantee transfers to a different country after the Restricted Share Units are granted, the Company will, in its discretion, determine the extent to which the terms and conditions contained herein will apply to the Grantee.
Notifications
This Appendix also includes information regarding certain other issues of which the Grantee should be aware with respect to the Grantee’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of May 2019. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Grantee not rely on the information noted herein as the only source of information relating to the consequences of participation in the Plan because the information may be out-of-date at the time the Grantee vests in the Restricted Share Units or sells any Ordinary Shares acquired under the Plan.
In addition, the information contained herein is general in nature and may not apply to the Grantee’s particular situation. As a result, the Company is not in a position to assure the Grantee of any particular result. Accordingly, the Grantee is strongly advised to seek appropriate professional advice as to how the relevant laws in the Grantee’s country may apply to the Grantee’s individual situation.
If the Grantee is a citizen or resident of a country other than the one in which the Grantee is currently working and/or residing (or is considered as such for local law purposes), or if the Grantee transfers residency to a different country after the Restricted Share Units are granted, the notifications contained in this Appendix may not be applicable to the Grantee in the same manner.
DATA PRIVACY PROVISIONS FOR
CONSULTANTS IN THE EUROPEAN UNION (“EU”) / EUROPEAN ECONOMIC AREA (“EEA”) / UNITED KINGDOM
(a)Data Collection, Processing and Usage. The Company collects, processes, and uses certain personally-identifiable information about the Grantee; specifically, including the Grantee’s name, home address, email address and telephone number, date of birth, social insurance, passport or other identification number, citizenship, job title, any Ordinary Shares or directorships held in the Company, and details of all Restricted Share Units or any other equity compensation awards granted, canceled, exercised, vested, or outstanding in the Grantee’s favor, which the Company receives from the Grantee or the Service Recipient. In granting the Restricted Share Units under the Plan, the Company will collect the Grantee’s personal data for purposes of allocating Ordinary Shares and implementing, administering and managing the Plan. The Company collects, processes and uses the Grantee’s personal data pursuant to the Company’s legitimate interest of managing the Plan and generally administering equity awards and to satisfy its contractual obligations under the terms of the Agreement.
(b)Stock Plan Administration Service Provider. The Company transfers participant data to Morgan Stanley Smith Barney, LLC and certain of its affiliates ("MSSB"), an independent service provider based in the United States, which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share the Grantee’s personal data with another company that serves in a similar manner. MSSB will open an account for the Grantee to receive and trade Ordinary Shares acquired under the Plan. The

Grantee will be asked to agree on separate terms and data processing practices with MSSB, which is a condition to the Grantee’s ability to participate in the Plan.
(c)International Data Transfers. The Company and MSSB are based in the People's Republic of China and the United States, respectively. The Company can only meet its contractual obligations to the Grantee if the Grantee’s personal data is transferred to the Company and MSSB. The Company’s legal basis for the transfer of the Grantee’s personal data is to satisfy its contractual obligations under the terms of the Agreement and/or its use of the standard data protection clauses adopted by the EU Commission.
(d)Data Retention. The Company will use the Grantee’s personal data only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan or as required to comply with legal or regulatory obligations, including under tax, exchange control, labor and securities laws. This means the Company may retain the Grantee’s personal data after the Grantee’s service relationship has terminated. When the Company no longer needs the Grantee’s personal data, the Company will remove it from its systems. If the Company keeps the Grantee’s data longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis would be for compliance with relevant laws or regulations.
(e)Data Subjects Rights. The Grantee may have a number of rights under data privacy laws in the Grantee’s country of residence. For example, the Grantee’s rights may include the right to (i) request access or copies of personal data the Company processes, (ii) request rectification of incorrect data, (iii) request deletion of data, (iv) place restrictions on processing, (v) lodge complaints with competent authorities in the Grantee’s country of residence, and/or (vi) request a list with the names and addresses of any potential recipients of the Grantee’s personal data. To receive clarification regarding the Grantee’s rights or to exercise the Grantee’s rights, the Grantee should contact the Company’s local human resources department.
CONSULTANTS OUTSIDE THE EU/EEA / UNITED KINGDOM
(a)Data Collection and Usage. The Company collects, processes and uses certain personal information about the Grantee, including, but not limited to, the Grantee’s name, home address and telephone number, email address, date of birth, social insurance, passport or other identification number (e.g., resident registration number), nationality, job title, any Ordinary Shares or directorships held in the Company, details of all Restricted Share Rights or any other entitlement to Ordinary Shares or equivalent benefits awarded, canceled, exercised, purchased, vested, unvested or outstanding in the Grantee’s favor (“Data”), for the purposes of implementing, administering and managing the Grantee’s participation in the Plan. The legal basis, where required, for the processing of Data is the Grantee’s consent.
(b)Stock Plan Administration Service Providers. The Company will transfer Data to Morgan Stanley Smith Barney, LLC and certain of its affiliates ("MSSB"), which are assisting the Company with the implementation, administration and management of the Plan. The Company may select different or additional service providers in the future and share Data with such other provider(s) serving in a similar manner. The Grantee may be asked to agree on separate terms and data processing practices with MSSB, with such agreement being a condition to the ability to participate in the Plan.
(c)International Data Transfers. The Company and MSSB are based in the People's Republic of China ("PRC") and the United States, respectively. The Grantee’s country or jurisdiction may have different data privacy laws and protections than the PRC or the United States. The Company’s legal basis, where required, for the transfer of Data is the Grantee’s consent.
(d)Data Retention. The Company will hold and use Data only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax, exchange control, labor and securities laws.
(e)Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary, and the Grantee is providing the consents herein on a purely voluntary basis. If the Grantee does not consent, or if the Grantee later seeks to revoke his or her consent, his or her status with the Service Recipient will not be affected; the only consequence of refusing or withdrawing consent is that the Company would not be able to grant the Restricted Share Units or other equity awards to the Grantee or administer or maintain such awards.
(f)Data Subject Rights. The Grantee may have a number of rights under data privacy laws in the Grantee’s jurisdiction. Depending on where the Grantee is based, such rights may include the right to (i) request access or copies of Data the Company processes, (ii) rectification of incorrect Data, (iii) deletion of Data, (iv) restrictions on processing of Data, (v) portability of Data, (vi) lodge complaints with competent authorities in the Grantee’s jurisdiction, and/or (vii)

receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, the Grantee can contact the Company’s local human resources representative.
(g)Alternative Basis. The Grantee understands that the Company may rely on a different basis for the processing or transfer of Data in the future and/or request that the Grantee may provide another data privacy consent. If applicable, the Grantee agrees that upon request of the Company or the Service Recipient, the Grantee will provide an executed acknowledgement or data privacy consent form (or any other agreements or consents) that the Company and/or the Service Recipient may deem necessary to obtain from the Grantee for the purpose of administering his or her participation in the Plan in compliance with the data privacy laws in the Grantee’s country, either now or in the future. The Grantee understands and agrees that the Grantee will not be able to participate in the Plan if the Grantee fails to provide any such consent or agreement requested by the Company and/or the Service Recipient.
AUSTRALIA
Notifications
Tax Notification. Subdivision 83A-C of the Income Tax Assessment Act, 1997 applies to the Restricted Share Units granted under the Plan, such that the Restricted Share Units are intended to be subject to deferred taxation.
Exchange Control Information. If the Grantee is an Australian resident, exchange control reporting is required for cash transactions exceeding A$10,000 and international fund transfers. If an Australian bank is assisting with the transaction, the bank will file the report on the Grantee’s behalf. If there is no Australian bank involved with the transfer, the Grantee will be required to file the report.
CHINA
The following terms and conditions apply to me if the Grantee is subject to exchange control restrictions and regulations in China (regardless of the Grantee’s nationality and residency status), including the requirements imposed by the State Administration of Foreign Exchange (the “SAFE”), as determined by the Company in its sole discretion:
Restriction on Sale. Notwithstanding the Plan and any other provision of the Agreement to the contrary, the Grantee will not be permitted to sell any Ordinary Shares acquired under the Plan unless and until the necessary approvals have been obtained from the SAFE and remain effective, as determined by the Company in its sole discretion.
Designated Broker. The Grantee acknowledges that all Ordinary Shares acquired under the Plan will be deposited into a designated account established with a broker designated by the Company. The Grantee further acknowledges that the Grantee may not transfer Ordinary Shares out of the account at any time.
Sale of Ordinary Shares. The Grantee acknowledges and agrees that the Company may require the Grantee to sell any Ordinary Shares acquired under the Plan at such time(s) as determined by the Company in its discretion due to local legal and regulatory requirements, as well as the terms of any approval issued by the SAFE (including within a specified period following the Grantee’s termination of service). Further, the Grantee expressly and explicitly authorizes the Company to issue instructions, on the Grantee’s behalf, to the Company's designated broker or any other brokerage firm and/or third party administrator engaged by the Company to hold any Ordinary Shares and other amounts acquired under the Plan by the Grantee to sell such Ordinary Shares as may be required to comply with the terms of the Company's SAFE approval and/or applicable legal and regulatory requirements. In this regard, the Grantee acknowledges that the Company’s designated broker is under no obligation to arrange for the sale of Ordinary Shares at any particular price.
Repatriation and Other Exchange Control Requirements.  The Grantee acknowledges and agrees that he or she will be required to immediately repatriate to China the cash proceeds from the sale of any Ordinary Shares the Grantee acquires under the Plan, as well as any cash dividends paid on such Ordinary Shares, through a foreign disbursement account held by the Company's designated broker to a special exchange control account established by a Designated Subsidiary in China. The Grantee further acknowledges and agrees that any proceeds from the sale of any Ordinary Shares or the receipt of any cash dividends may be transferred to such special account prior to being delivered to the Grantee. In this regard, the Grantee also understands that the proceeds will be delivered to the Grantee as soon as possible, but there may be delays in distributing the funds to the Grantee due to exchange control requirements in China. As proceeds will be paid to the Grantee in either U.S. dollars or Renminbi (at the Company's discretion), the Grantee understands that the Grantee may be required to set up a U.S. dollar bank account in China so that the proceeds may be deposited into this U.S. dollar account. The Grantee agrees to bear any remittance fees charged by banks or other financial institutions to handle the payment of my proceeds from the sale of Ordinary Shares. The Grantee further agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.

Administration. The Grantee acknowledges that the Company will not be liable for any costs, fees, lost interest or dividends or other losses the Grantee may incur or suffer resulting from the enforcement of the terms of this Appendix or otherwise from the Company’s operation and enforcement of the Plan and the Agreement in accordance with Chinese law including, without limitation, any applicable SAFE rules, regulations and requirements.
FRANCE
Terms and Conditions
Type of Grant. The Restricted Share Units are not granted as “French-qualified” awards and are not intended to qualify for the special tax and social security treatment applicable to shares granted for no consideration under Sections L. 225-197 and seq. of the French Commercial Code, as amended.
Language. By accepting the Restricted Share Units, the Grantee confirms having read and understood the documents relating to the Restricted Share Units which were provided to the Grantee in English.
En acceptant l'attribution d’actions gratuites « Restricted Share Units », le Grantee confirme avoir lu et compris les documents relatifs aux Restricted Share Units qui ont été communiqués au Grantee en langue anglaise.
GERMANY
Notifications
Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank. In case of payments in connection with securities (including proceeds realized upon the sale of Ordinary Shares), the report must be made electronically by the 5th day of the month following the month in which the payment was received. The form of report (“Allgemeine Meldeportal Statistik”) can be accessed via the Bundesbank’s website (www.bundesbank.de) and is available in both German and English. The Grantee is responsible for making this report.
HONG KONG
Terms and Conditions
Securities Law Information. Warning: The contents of this document have not been reviewed by any regulatory authority in Hong Kong. Hong Kong residents are advised to exercise caution in relation to the offer. If Hong Kong residents are in any doubt about any of the contents of this document, they should obtain independent professional advice. The Restricted Share Units and Ordinary Shares acquired under the Plan do not constitute a public offering of securities under Hong Kong law and are available only to employees of the Company or its Subsidiaries. The Agreement, the Plan and other incidental communication materials (i) have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong, and (ii) are intended only for the personal use of each eligible employee of the Company or any Subsidiary and may not be distributed to any other person.
IRELAND
There are no country-specific provisions.
JAPAN
There are no country-specific provisions.
KOREA
There are no country-specific provisions.
NETHERLANDS
There are no country-specific provisions.
SINGAPORE
Terms and Conditions
Restrictions on Sale and Transferability. The Grantee hereby agrees that any Ordinary Shares acquired pursuant to the Restricted Share Units will not be offered for sale in Singapore prior to the six (6) month anniversary of the Grant Date, unless such sale or offer is made: (1) after six (6) months of the Grant Date or (2) pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the Securities and Futures Act (Chapter 289, 1006 Ed.) (“SFA”).
Notifications
Securities Law Information. The grant of the Restricted Share Units is being made in reliance on section 273(1)(f) of the SFA of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”) and is not made with a view to the Ordinary Shares being subsequently offered for sale to any other party. The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. The Grantee should note that the Award is subject to section 257 of the SFA and the Grantee will not be able to make (i) any subsequent sale of Ordinary Shares in Singapore or (ii) any offer of subsequent sale of Ordinary Shares subject to the Award in Singapore, unless such sale or offer is made (a) more than six (6) months after the Grant Date or (b) pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than Section 280) of the SFA (Chapter 289, 2006 Ed.) or pursuant to, and in accordance with the conditions of, any other applicable provisions of the SFA.
SWITZERLAND
Notifications
Securities Law Information. The Restricted Share Units are not intended to be publicly offered in or from Switzerland. The grant of the Restricted Share Units is considered a private offering in Switzerland. Neither this document nor any other materials relating to the Restricted Share Units constitutes a prospectus as such term is understood pursuant to article 652a of the Swiss Code of Obligations, and neither this document nor any other materials relating to the Restricted Share Units may be publicly distributed nor otherwise made publicly available in Switzerland. Neither this document nor any other offering or marketing material relating to the Restricted Share Units have been or will be filed with, approved or supervised by any Swiss regulatory authority (in particular, the Swiss Financial Market Supervisory Authority (FINMA)).
TAIWAN
Notifications
Securities Law Information. The offer of participation in the Plan is available only for eligible service providers of the Company and any Subsidiary. The offer of participation in the Plan is not a public offer of securities by a Taiwanese company.
Exchange Control Information. The Grantee understands and acknowledges that the Grantee may acquire and remit foreign currency (including proceeds from the sale of Ordinary Shares of the Company) into Taiwan up to US$5,000,000 per year. The Grantee further understands that if the transaction amount is TWD$500,000 or more in a single transaction, the Grantee must submit a Foreign Exchange Transaction Form and also provide supporting documentation to the satisfaction of the remitting bank. If the transaction amount is US$500,000 or more, the Grantee understands that he or she may be required to provide additional supporting documentation to the satisfaction of the remitting bank. The Grantee acknowledges that the Grantee should consult his or her personal legal advisor to ensure compliance with applicable exchange control laws in Taiwan.
UNITED KINGDOM
Terms and Conditions
Responsibility for Taxes. The following provisions supplement Paragraph 6 of the RSU Agreement:
Without limitation to Paragraph 6 of the RSU Agreement, the Grantee agrees that the Grantee is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items as and when requested by the Company or the Service Recipient or by Her Majesty’s Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). The Grantee also agrees to indemnify and keep indemnified the Company or the Service Recipient against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on the Grantee’s behalf.
Notwithstanding the foregoing, if the Grantee is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), the terms of the immediately foregoing provision will not apply if the indemnification can be viewed as a loan. In such case, if the amount of any income tax due is not collected from or paid by the Grantee within 90 days of the end of the U.K. tax year in which an event giving rise to the indemnification described above occurs, the amount of any uncollected income taxes may constitute a benefit to the Grantee on which additional income tax and national insurance contributions (“NICs”) may be payable. The Grantee will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying to the Company or the Service Recipient, as applicable, any NICs due on this additional benefit, which the Company or the Service Recipient may recover from the Grantee by any of the means referred to in Paragraph 6 of the RSU Agreement.

[Signature Page to RSU Agreement under the 2016 Plan]